Exhibit 10.2

EXECUTION VERSION

CONFIDENTIAL

COMMON STOCK PURCHASE AGREEMENT

December 14, 2023

by and among

TPI COMPOSITES, INC.,

OAKTREE POWER OPPORTUNITIES FUND V (DELAWARE) HOLDINGS, L.P.,

OPPS TPIC HOLDINGS, LLC,

and

OAKTREE PHOENIX INVESTMENT FUND, L.P.

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3. Representations and Warranties of the Purchasers		21

3.1	Authorization	21
3.2	Purchase Entirely for Own Account	21
3.3	Disclosure of Information	21
3.4	Restricted Securities	22
3.5	Legends	22
3.6	Accredited Investor	22
3.7	No Additional Representations	23

4. Covenants		23

4.1	Maintenance of Existence	23
4.2	Taxes	23
4.3	Notifications	23

5. [Reserved.]		23

6. Indemnification		24

6.1	Indemnity by the Company	24
6.2	Indemnity by the Purchasers	24
6.3	Expiration of Representations and Warranties; Exclusive Remedy	24
6.4	Limitations on Liability	25
6.5	Third-Party Claims	25
6.6	Direct Claims	26
6.7	Tax Characterization	26

7. Miscellaneous		26

7.1	Successors and Assigns	26
7.2	Governing Law	27
7.3	Counterparts	27
7.4	Titles and Subtitles	27
7.5	Notices	27
7.6	No Finder’s Fees	28
7.7	Further Assurances	28
7.8	Transaction Expenses	28
7.9	Amendments and Waivers	28
7.10	Severability	28
7.11	Delays or Omissions	29
7.12	Entire Agreement	29
7.13	Dispute Resolution	29
7.14	WAIVER OF JURY TRIAL	30

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TPI COMPOSITES, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of December 14, 2023, by and among TPI Composites, Inc., a Delaware corporation (the “Company”), and Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., a Delaware limited partnership, Opps TPIC Holdings, LLC, a Delaware limited liability company, and Oaktree Phoenix Investment Fund, L.P., a Delaware limited partnership, (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company and the Purchasers previously entered into that certain Series A Preferred Stock Purchase Agreement, dated as of November 8, 2021 (the “Series A Purchase Agreement”), pursuant to which the Purchasers purchased shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”);

WHEREAS, in connection with the issuance of the Series A Preferred Stock, on November 22, 2021 the Company filed a Certificate of Designations with the Secretary of State of the State of Delaware setting forth the rights, powers, preferences and privileges of the Series A Preferred Stock (the “Certificate of Designations”);

WHEREAS, pursuant to Section 4(a) of the Certificate of Designations, dividends accrue on the shares of Series A Preferred Stock at a rate of eleven percent (11.0%) per annum of the Original Issue Price (as defined in the Certificate of Designations) per share, and as of the date hereof, an aggregate of approximately $86,000,000 of dividends have accrued on the shares of Series A Preferred Stock held by the Purchasers and are unpaid (the “Accrued Dividends”); and

WHEREAS, the Purchasers desire to waive, cancel and terminate their respective rights with respect to an aggregate of $43,000,000 of Accrued Dividends in exchange for, and in consideration of, the issuance by the Company of an aggregate of 3,899,903 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to the Purchasers, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual promises, representations, warranties, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to be legally bound as follows:

1. Purchase and Sale of Common Stock.

1.1 Sale and Issuance of Common Stock.

(a) On the terms and subject to the conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase at the Closing and the Company agrees to issue and sell to each such Purchaser at the Closing the number of shares of Common Stock set forth opposite such Purchaser’s name in Exhibit A hereto, in exchange for the waiver, cancellation and termination of such Purchaser’s rights with respect to the amount of Accrued Dividends set forth opposite such Purchaser’s name in Exhibit A hereto. The shares of Common Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2 Closing; Delivery. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the date hereof (the “Closing Date”).

(a) At the Closing, the Company shall deliver or cause to be delivered to the Purchasers:

(i) evidence reasonably acceptable to the Purchasers evidencing the ownership by the Purchasers of the applicable number of shares of Common Stock as contemplated by this Agreement;

(ii) a certificate of good standing of the Company as of a date no earlier than two (2) Business Days prior to the Closing Date;

(iii) counterparts to the Transaction Agreements, duly executed by the Company;

(iv) copies of the resolutions or written consents duly adopted by the Board of Directors and certified by the Company’s secretary authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby;

(v) pay, or cause to be paid to the Purchasers, any unpaid portion of the Transaction Expenses; and

(vi) deliver or cause to be delivered any other customary documents or certificates reasonably requested by the Purchasers which are reasonably necessary to give effect to the Closing.

(b) At the Closing:

(i) the Purchasers’ rights with respect to the Accrued Dividends set forth in Exhibit A hereto shall be waived, cancelled and terminated; and

(ii) the Purchasers shall deliver to the Company executed counterpart signature pages to each of the Transaction Agreements to which Purchasers are a party.

(c) Upon completion of the Closing and the issuance of the Shares to the Purchasers, the Purchasers (i) acknowledge that the Accrued Dividends set forth in Exhibit A hereto shall no longer be deemed unpaid, (ii) irrevocably waive any and all of their rights with respect to such Accrued Dividends and (iii) permanently release and discharge the Company from any and all claims, actions, causes or rights, whether known or unknown, contingent or matured, that the Purchasers may now have, or may have in the future, arising out of, or related to, such Accrued Dividends.

1.3 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “409A Plan” has the meaning set forth in Section 2.2(f).

(b) “2022 Form 10-K” has the meaning set forth in Section 2.3.

(c) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, private investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that neither the Purchasers nor any of their Affiliates shall be considered Affiliates of the Company for purposes of this definition.

(d) “Agreement” has the meaning set forth in the Preamble.

(e) “Board of Directors” means the Board of Directors of the Company.

(f) “Business Day” means any day, other than a Saturday, a Sunday, any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

(g) “Bylaws” means the Third Amended and Restated By-laws of the Company.

(h) “Certificate of Designations” has the meaning set forth in the Preamble.

(i) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto, as the same may be amended from time to time.

(j) “Closing” has the meaning set forth in Section 1.2.

(k) “Closing Date” has the meaning set forth in Section 1.2.

(l) “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Common Stock” has the meaning set forth in the Preamble.

(n) “Common Stock Period” has the meaning set forth in Section 4.1.

(o) “Company” has the meaning set forth in the Preamble.

(p) “Company Covered Person” means, with respect to the Company as an “issuer” for purposed of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(q) “Company Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.4 (Authorization), Section 2.5 (Valid Issuance of Shares), Section 2.11 (Certain Transactions) and Section 2.33 (Disclosure of Information).

(r) “Company Indemnitor” has the meaning set forth in Section 6.1.

(s) “Company Indemnitees” has the meaning set forth in Section 6.2.

(t) “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, trade names, indicia of origin, published and unpublished works of authorship, copyrights, rights in software, data, database rights, trade secrets, domain names, uniform resource locators, social media handles, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, goodwill, common law rights and moral rights associated therewith (collectively, “Intellectual Property Rights”), in each case that are owned by the Company or any of its Subsidiaries.

(u) “Company Plan” any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(v) “Confidential Information Agreements” has the meaning set forth in Section 2.20.

(w) “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” have correlative meanings.

(x) “Credit Agreement” means the Credit Agreement and Guaranty, dated as of the date hereof, by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Oaktree Fund Administration, LLC, as the Administrative Agent.

(y) “Current Stock Plan” has the meaning set forth in Section 2.2(b).

(z) “Damages” has the meaning set forth in Section 6.1.

(aa) “Direct Claim” has the meaning set forth in Section 6.6.

(bb) “Disclosure Schedule” has the meaning set forth in Section 2.

(cc) “Disqualification Event” has the meaning set forth in Section 2.5(a).

(dd) “Environmental Laws” has the meaning set forth in Section 2.24.

(ee) “ERISA” has the meaning set forth in the definition of “Company Plan”.

(ff) “ERISA Affiliate” has the meaning set forth in Section 2.18(f).

(gg) “Event” has the meaning set forth in the definition of “Material Adverse Effect”.

(hh) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ii) “Existing Investor Rights Agreement” means the Third Amended and Restated Investor Rights Agreement by and among the Registrant and the investors named therein, dated June 17, 2010, as amended through the date hereof.

(jj) “Financial Statements” has the meaning set forth in Section 2.14.

(kk) “GAAP” has the meaning set forth in Section 2.14.

(ll) “Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity.

(mm) “Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

(nn) “Hazardous Substance” has the meaning set forth in Section 2.24.

(oo) “Indemnitor” has the meaning set forth in Section 6.2.

(pp) “Indemnitee” has the meaning set forth in Section 6.2.

(qq) “Intellectual Property Rights” has the meaning set forth in the definition of “Company Intellectual Property”.

(rr) “Investor Rights Agreement” means the agreement between the Company and the Purchasers dated as of November 22, 2021, as amended and restated as of the date hereof.

(ss) “IT Systems” computer systems, servers, network equipment and other computer hardware owned or used by the Company or any of its Subsidiaries .

(tt) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(uu) “knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the President & CEO, Chief Information Officer, Chief Operating Officer, Chief Accounting Officer, Chief Commercial Officer, Chief People Officer, Chief Financial Officer, and General Counsel.

(vv) “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling or decree of any Governmental Authority.

(ww) “NASDAQ” has the meaning set forth in Section 2.14.

(xx) “Material Adverse Effect” means any event, circumstance, effect, change, development, fact, condition or development (each an “Event” and collectively, “Events”) that, individually or taken together with one or more other Events, has or would be reasonably expected to have a material adverse effect on (x) the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the Company’s ability to perform its obligations under this Agreement or the Certificate of Incorporation, other than the following (none of which may be taken into account in determining whether a Material Adverse Effect has occurred other than as expressly provided below): (i) Events resulting from a general deterioration in the economy or changes in the general state of the markets or industries in which the Company and its Subsidiaries operate, (ii) Events generally affecting the economy or the debt, credit or securities markets (including any decline in the price of any security or any market index or any change in interest or exchange rates), in each case, in the United States or anywhere else in the world, (iii) any hostilities or declared or undeclared acts of war, sabotage, terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof, or any acts of God, including hurricanes, earthquakes, floods or other national disaster, (iv) changes in applicable law or the interpretation thereof after the date hereof, (v) changes in GAAP or other accounting requirements or principles or the interpretation thereof after the date hereof, (vi) any failure of the Company or its Subsidiaries to meet or achieve the projections, forecasts or revenue or earning predictions for any period (provided, that this clause (vi) shall not prevent a determination that any Event underlying such failure has resulted in a Material Adverse Effect, to the extent such Event is not otherwise excluded from this definition of Material Adverse Effect), except, in the case of clauses (i) through (vi) above, to the extent such Event has had or is reasonably expected to have a disproportionately adverse effect on the Company and its Subsidiaries or their respective businesses as compared to other Persons operating in a similar industry or geographic location as those that the Company and its Subsidiaries and their respective businesses operate (in which case the incremental disproportionate impact or impacts of such Events may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

(yy) “PCBs” has the meaning set forth in Section 2.24.

(zz) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(aaa) “Personal Information” has the meaning set forth in Section 2.25.

(bbb) “Preferred Stock” has the meaning set forth in Section 2.2(a)(ii).

(ccc) “Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

(ddd) “Purchaser” has the meaning set forth in the Preamble.

(eee) “Purchasers Indemnitees” has the meaning set forth in Section 6.1.

(fff) “Purchasers Indemnitor” has the meaning set forth in Section 6.2.

(ggg) “Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

(hhh) “SEC” has the meaning set forth in Section 2.14.

(iii) “SEC Documents” means all forms, reports, schedules and statements that have been filed or furnished by the Company with the SEC under the Exchange Act or the Securities Act in the twelve (12) months prior to the date of this Agreement (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature).

(jjj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kkk) “Series A Preferred Stock” has the meaning set forth in Section 1.1(a).

(lll) “Shares” has the meaning set forth in Section 1.1(a).

(mmm) “Significant Subsidiary” means each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1-02(w) of the SEC’s Regulation S-X).

(nnn) “Stock Plans” has the meaning set forth in Section 2.2(b).

(ooo) “Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding shares having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.

(ppp) “Third Party Claim” has the meaning set forth in Section 6.5.

(qqq) “Trade Secrets” means confidential or proprietary information, trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, algorithms, techniques, processes, schematics, business and other methods, formulae, drawings, specifications, source code, prototypes, models, flow-charts, testing procedures and results, designs, customer lists and supplier lists.

(rrr) “Transaction Agreements” means this Agreement, the Credit Agreement and the Investor Rights Agreement, and any other instruments or documents entered into in connection herewith and therewith.

(sss) “Transaction Expenses” has the meaning set forth in Section 6.8.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers, except as (1) disclosed in the SEC Documents, and (2) in the corresponding sections or subsections of the disclosure schedule attached as Exhibit B to this Agreement (the “Disclosure Schedule”) (provided that the Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections), which exceptions shall be deemed to be part of the representations and warranties made hereunder, as of the date hereof and the Closing Date, as follows:

For purposes of these representations and warranties (other than those in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6), the term “the Company” shall include any Subsidiaries of the Company, unless otherwise noted herein.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have, individually or in the aggregate, a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 100,000,000 shares of Common Stock, 43,090,956 shares of which are issued and 42,571,228 shares of which are outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 400,000 shares of Series A Preferred Stock, 350,000 of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Series A Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iii) 5,100,000 shares of undesignated preferred stock, $0.01 par value per share (the “Preferred Stock”), none of which are issued and outstanding.

(b) The Company has reserved (i) 7,325,149 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Amended and Restated 2015 Stock Option and Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Current Stock Plan”) and (ii) 1,042,825 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2008 Stock Option and Grant Plan that is now terminated (collectively, the “Stock Plans”). Of such reserved shares of Common Stock pursuant to the Stock Plans, 3,162,716 shares are to be issued upon exercise of outstanding options, warrants and rights or the settlement of unvested restricted stock units or performance-based restricted stock units, and 4,162,433 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Current Stock Plan.

(c) The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(d) (A) Except for the rights provided in Article III (Preemptive Rights), and Article II (Registration Rights) of the Investor Rights Agreement, and Section 4 (Preemptive Rights) and Section 2 (Registration Rights) of the Existing Investor Rights Agreement, none of the Company’s or any of its Subsidiaries’ capital stock is subject to preemptive rights or any other similar rights or restrictions or liens suffered or permitted by the Company or any Subsidiary; (B) except as provided in the Existing Investor Rights Agreement and the Investor Rights Agreement, there are no contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (C) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the

Company or any of its Subsidiaries; (D) there are no securities or instruments or capital stock containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (E) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (F) there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.

(e) The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(f) To the knowledge of the Company, any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3 Subsidiaries. The Company has no Significant Subsidiaries except as set forth on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) and the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is the record and beneficial owner of one hundred percent (100%) of the equity interests of each Subsidiary of the Company, in each case, free and clear of any and all liens (other than restrictions imposed by applicable federal and state securities laws applicable to unregistered securities generally). The Company is not a participant in any joint venture, partnership or similar arrangement. Each Significant Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate or limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Significant Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.4 Authorization. The Company has full power and authority to enter into the Transaction Agreements. All corporate action required to be taken by the Board of Directors and the Company’s stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Valid Issuance of Shares.

(a) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6, the Shares will be issued in compliance with all applicable federal and state securities laws.

(b) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws, which have been made or will be made in a timely manner.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, its directors or the Key Employees is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or the Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or possess sufficient rights to use all Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. To the Company’s knowledge, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and to the Company’s knowledge, no third Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) The Company or its applicable Subsidiary has obtained from all current and former employees and contractors who have created or developed any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, written, valid and enforceable present assignments of all such Intellectual Property Rights. The Company has taken reasonable precautions to protect the confidentiality and value of all material Trade Secrets owned by the Company. There has been no security breach, or unauthorized encryption, access to or use, or any unscheduled unavailability, downtime or other disruption, of any IT Systems owned, used or held for use by the Company, or any information or data stored thereon, that has resulted in, or is reasonably likely to result in, material liability to the Company or any of its Subsidiaries. The Company has taken reasonable precautions to protect the IT Systems against any of the foregoing.

2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, except, in the case of sub-clauses (ii) through (v), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Actions.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000,000 or in excess of $20,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person except for parent guarantees on behalf of certain wholly-owned Company Subsidiaries entered into in the ordinary course of business and consistent with past practice of the Company.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses, domestic partners or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. There have not been any transactions or contracts or series of related transactions or contracts required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

2.12 Rights of Registration and Voting Rights. Except as provided in the Investor Rights Agreement and the Existing Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets or their mortgagors. The Company does not own any real property.

2.14 SEC Documents; Financial Statements. Since December 31, 2022, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Exchange Act or the Securities Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the SEC Documents. Prior to the date hereof, the Company has delivered or has made available to the Purchasers true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the Nasdaq Stock Market (“NASDAQ”), in each case, applicable to the SEC Documents, and none of the SEC Documents contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Company’s knowledge, no SEC Document is the subject of ongoing SEC review or outstanding SEC investigation. As of their respective dates, the audited and unaudited financial statements of the Company included in the SEC Documents (including, in each case, the notes thereto, the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor, to the Company’s knowledge, do there exist any facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

2.15 Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that are effective to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements and (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountants, governmental entities or other Person relating to (x) any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company or its Subsidiaries who have (or had) a significant role in the Company’s or its Subsidiaries’ internal controls.

2.16 Changes. Since December 31, 2022, there has not been:

(a) any Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would be material to the Company and its Subsidiaries, taken as a whole;

(c) any waiver or compromise by the Company of any right or of a debt owed to it, that would be material to the Company and its Subsidiaries, taken as a whole; or

(d) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its tangible or intangible properties or assets, that would be material to the Company and its Subsidiaries, taken as a whole, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.

2.17 No Undisclosed Events, Liabilities, Developments or Circumstances. Except with respect to the transactions contemplated by the Transaction Agreements, no event, liability, obligation, development or circumstance (whether absolute, accrued, contingent, fixed or otherwise) has occurred or existed, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

2.18 Employee Matters.

(a) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state, federal and foreign equal employment opportunity laws and with all other applicable state, federal and foreign laws related to employment, including but not limited to those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby (either alone or in combination with another event) will (i) constitute a “change in control” or “change of control” or any similar term under any Company Plan, (ii) result in any payment becoming due to any current or former employee, director, officer or independent contractor of the Company, (iii) increase the amount of any compensation or benefits due under any Company Plan, (iv) result in the acceleration of the time of payment, vesting or funding under any Company Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company.

(e) The Company has not made any representations regarding equity incentives or compensation to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings and/or written consents of the Board of Directors (or compensation committee thereof) and provided to the Purchasers.

(f) The Company has made all required contributions and has no liability to any Company Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such Company Plan. Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement, in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(h) Other than as disclosed on Section 2.18(h) of the Disclosure Schedule, no labor union, collective bargaining organization or labor representative has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened.

(i) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment or termination of employment.

2.19 Tax Returns and Payments. Except as would not reasonably be expected to result in a material liability to the Company, (a) there are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, (b) there are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed, (c) there have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency, (d) the Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, all such returns are true, correct and complete in all respects and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.20 Employee Agreements. Each Key Employee and any other current or former employee, consultant or officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms made available to counsel for the Purchasers prior to the date hereof. Each current and former Key Employee that is a consultant to the Company has entered into a Consulting Agreement, substantially in the form previously provided or made available to the Purchasers prior to the date hereof. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 2.20.

2.21 Permits. The Company has all material franchises, permits, registrations, licenses and any similar authority necessary for the conduct of its business. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision under any of such franchises, permits, registrations, licenses or other similar authority, and the Company is not the subject of any pending or, to the knowledge of the Company, threatened action by a governmental authority seeking the cancellation, revocation, suspension, termination, modification or impairment of any such franchises, permits, registrations, licenses or other similar authority.

2.22 83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.

2.23 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

2.24 Environmental and Safety Laws. Except as has not and would not reasonably be expected to result in a material liability to the Company, and to the Company’s knowledge, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each, a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes of this Section 2.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.25 Data Privacy. In connection with its collection, storage, transfer (including any transfer across borders), processing and/or use of any information that is protected under laws relating to privacy or personal information (collectively, “Personal Information”), the Company is and has been in compliance in all material respects with all applicable Laws to which the Company is subject (the “Privacy Requirements”). The Company has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information collected, used or otherwise processed by it or on its behalf (a) from and against unauthorized access, use or disclosure; and (b) against any anticipated threats or hazards to the security or integrity of such Personal Information, and such measures and policies include access controls, device management, encryption, log-in monitoring, audit controls, password management, physical security and environmental controls, business continuity or disaster recovery and security plans. The Company has required and currently requires all third Persons to whom they disclose any such Personal Information to use reasonable measures to maintain the privacy and security of such Personal Information. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft, breach of security and notification. The Company has not received any written complaint or notice of any claims alleging, or been charged with, the violation of any Privacy Requirements. There have been no material breaches, security incidents, misuse of, or unauthorized access to or disclosure of any Personal Information in the possession of or control of the Company or collected, used or otherwise processed by or on behalf of the Company, and the Company has not provided or been required to provide any notices to any Person in connection with any misuse of, or unauthorized access to or disclosure, of Personal Information.

2.26 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.27 Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, which, to the Company’s knowledge, would be sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.28 Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers or employees, directly or, to the knowledge of the Company, indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or, to the knowledge of the Company, indirectly, any Prohibited Payment.

2.29 No Integrated Offering. Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of its or their Affiliates or Representatives, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy any security, in each case, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise, or caused the offering of the Shares pursuant to the Transaction Agreements to require approval of the stockholders of the Company for purposes of the Securities Act or under any applicable stockholder approval provisions, including under the rules and regulations of NASDAQ. Neither the Company, its Subsidiaries, nor, to the Company’s knowledge, its or their Affiliates, Representatives nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Shares pursuant to the Transaction Agreements to be integrated with other offerings of securities of the Company.

2.30 Sarbanes-Oxley Act. The Company and each Subsidiary is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

2.31 Customers and Suppliers. (i) Neither the Company nor any of its Subsidiaries is engaged in a material dispute or is in material breach or material default under any contract with any customer whose purchases from the Company or any of its Subsidiaries exceeded 5% of the consolidated net sales of the Company or suppliers of the Company or any of its Subsidiaries that represented greater than 5% of the cash cost of goods sold by the Company or any of its Subsidiaries, as applicable, in each case, during the fiscal year ended December 31, 2022, (ii) there has been no material adverse change in the business relationships of the Company or any of its Subsidiaries with any such customer or supplier, as applicable, since December 31, 2022, and (iii) no such customer or supplier has, to the Company’s knowledge, threatened any material modification or change in the business relationship with the Company or any of its Subsidiaries.

2.32 Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary actions, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under any of the Certificate of Incorporation and Bylaws or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Purchasers as a result of the transactions contemplated by the Transaction Agreements, including the Company’s issuance of the Shares and ownership by Purchasers of the Shares. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

2.33 Disclosure of Information. The Company understands and confirms that the Purchasers will and are entitled to rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company and its Subsidiaries, their businesses and the transactions contemplated by the Transaction Agreements, including the schedules and exhibits to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to the Purchasers have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Purchasers, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Company acknowledges and agrees that the Purchasers do not make and have not made any representations or warranties with respect to the transactions contemplated by the Transaction Agreements other than those specifically set forth in Section 3 of this Agreement.

3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

3.1 Authorization. Such Purchaser has full power and authority to enter into and consummate the Transaction Agreements to which such Purchaser is a party. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with each such Purchaser in reliance upon such Purchaser’s representation to the Company that the Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Each Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such the Shares and is capable of bearing the economic risks of such investment. Each Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information.

3.3 Disclosure of Information. Such Purchaser has had an opportunity to discuss and has discussed the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Purchaser to rely thereon. Each Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes. The Purchasers acknowledge and agree that, except for the representations and warranties expressly set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchasers as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchasers or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement. Notwithstanding anything to the contrary, nothing in this Section 3.3 shall limit the Purchasers’ remedies with respect to claims of fraud or willful misconduct.

3.4 Restricted Securities. Such Purchaser understands that the Shares to be acquired by it have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Shares to be acquired by it are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Shares to be acquired by it for resale except as set forth in the Investor Rights Agreement. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for Shares, and on requirements relating to the Company which are outside of such Purchaser’s control.

3.5 Legends. Such Purchaser understands that the Shares to be acquired by it may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”;

(b) any legend set forth in, or required by, the other Transaction Agreements; or

(c) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.6 Accredited Investor. Such Purchaser and all of its equity owners are each accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7 No Additional Representations. The Purchasers acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (a) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (b) any projections, estimates or budgets delivered or made available to the Purchasers (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (c) the future business and operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary, nothing in this Section 3.7 shall limit the Purchaser’s remedies with respect to claims of fraud or willful misconduct,

4. Covenants.

4.1 Maintenance of Existence. From and after the Closing until the date on which the Purchasers no longer hold any Shares (the “Common Stock Period”), the Company shall, and shall cause each of its Significant Subsidiaries to, preserve and maintain its corporate, limited partnership or limited liability company existence, as applicable, and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required except where the failure to so qualify to transact business could not reasonably be expected to affect in any material respect the financial condition, operations, properties or business of the Company or any of its Significant Subsidiaries.

4.2 Taxes.

(a) During the Common Stock Period, the Company is and will remain classified as a corporation for United States federal income tax purposes.

(b) The Company shall not withhold United States federal tax from any payment (including deemed payments) made on or with respect to the Shares, unless such withholding is otherwise required by applicable law.

4.3 Notifications. During the Common Stock Period, the Company shall provide the Purchasers with prompt notice of the occurrence of any change, fact or condition which, to the Company’s knowledge, upon notice, lapse of time or both would result in, or would reasonably be expected to result in, a Material Adverse Effect.

5. [Reserved.]

6. Indemnification.

6.1 Indemnity by the Company. From and after the date of this Agreement, the Company (the “Company Indemnitor”) agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates, agents, representatives, equity holders, directors and officers and their respective successors, assigns, heirs and personal representatives (collectively, the “Purchasers Indemnitees”) from and against and to pay Purchasers for any and all payment, cost, liability, interest, damage, disbursement, expense, loss, injury, deficiency, penalty, settlement and fees, tax, costs or expenses (including all reasonable legal, accounting and other professional fees and all reasonable expenses and costs arising from the collection, prosecution, and defense of such in connection therewith) (collectively, “Damages”), incurred or suffered by any Purchasers Indemnitee to the extent arising directly or indirectly out of any breach or violation of, or any inaccuracy in, any representation or warranty in Section 2 or by the Company in any certificate delivered pursuant to this Agreement or any covenant made by the Company in this Agreement.

6.2 Indemnity by the Purchasers. From and after the date of this Agreement, each Purchaser, severally and not jointly, (the “Purchasers Indemnitor”, and together with the Company Indemnitor, the “Indemnitors” and each an “Indemnitor”) agrees to indemnify, defend and hold the Company and its Affiliates, agents, representatives, equity holders (other than Purchasers), directors and officers and their respective successors, assigns, heirs and personal representatives (collectively, the “Company Indemnitees”, and together with the Purchasers Indemnitees, the “Indemnitees” and each an “Indemnitee”) harmless from and against and to pay the Company for any and all Damages incurred or suffered by any Company Indemnitee to the extent arising directly or indirectly out of any breach or violation of, or any inaccuracy in, any representation or warranty in Section 3 or any covenant made by such Purchaser in this Agreement.

6.3 Expiration of Representations and Warranties; Exclusive Remedy.

(a) Except in the case of fraud or willful misconduct, (i) the Company Fundamental Representations shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 4.2 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations and (iii) all the representations and warranties of the Company and Purchasers contained in this Agreement and not described in clause (i) shall survive the Closing until the date that is eighteen (18) months following the date of the Closing. Notwithstanding the foregoing, any bona fide claims asserted in good faith with reasonably specificity (to the extent known at such time) and in writing by notice from the Indemnitees to the Indemnitor prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants and agreements made by any party in this Agreement shall survive until performed or the obligation to so perform shall have expired and any claim for indemnification for a breach of any such covenant or agreement shall survive until the expiration of the applicable statute of limitations.

(b) It is the intention of the parties to this Agreement that the survival periods set forth in Section 6.3(a) supersede any statute of limitation applicable to the representations and warranties contained in this Agreement or claim in respect thereof, except in the case of fraud or willful misconduct. Except in the case of fraud or willful misconduct, the monetary remedies set forth in this Section 6.3(b) shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation or warranty made herein. Each of the parties to this Agreement acknowledges that this Section 6.3 has been negotiated fully and at arm’s length and that the parties would not have entered into this Agreement but for this Section 6.3.

6.4 Limitations on Liability. Except in the case of fraud or willful misconduct, in no event shall the aggregate liability of an Indemnitor under Section 6.1 or Section 6.2, as applicable, exceed an aggregate amount equal to the Accrued Dividends set forth in Exhibit A hereto. The right of a Person to any remedy pursuant to this Section 6 shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. In no event shall any Indemnitee be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Damages” be deemed to include, lost profits or revenues (including any damages on account of lost or delayed opportunities) or punitive damages other than those required by or awarded to a third party.

6.5 Third-Party Claims.

(a) If any Indemnitee receives notice of the assertion or commencement of any action, suit, claim, arbitration, mediation or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Third-Party Claim in reasonable detail, and shall, to the extent reasonably practicable, include copies of material written evidence thereof and material correspondence from or to such third-party (or its representatives) related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount (which estimate shall not be conclusive of the final amount of such Third-Party Claim), if reasonably practicable, of the Damages that have been sustained by the Indemnitee.

(b) The Indemnitor and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including, granting reasonable access to the other party during normal business hours to the premises, personnel and documents or records of the Indemnitor and the Indemnitee, as applicable, at the expense of the requesting party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim; provided, that the requesting party shall (A) use commercially reasonable efforts to prevent the disruption of the business of the other party and its Affiliates, and (B) not request disclosure of any confidential or legally privileged information, or any personal information, other than in compliance with applicable law.

(c) Notwithstanding any other provision of this Agreement, neither the Indemnitor nor the Indemnitee shall enter into settlement or compromise of, or offer to settle or compromise, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent may be withhold in Indemnitee’s sole discretion in the event such settlement or compromise of, or offer to settle or compromise, or consent to the entry of any judgment with respect to any Third-Party Claim is on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or any of its Affiliates, (B) a finding or admission of any violation of laws or any violation of the rights of any Person by the Indemnitee or any of its Affiliates, (C) a finding or admission that would have an adverse effect on the reputation of the Indemnitee or any of its Affiliates or on any other claims made or threatened against any such Persons, (D) any monetary liability that is not paid in full by the Indemnitor or (E) any non-monetary condition or obligation being imposed on the Indemnitee or any of its Affiliates.

6.6 Direct Claims. Any claim by an Indemnitee on account of a Damage which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount (which estimate shall not be conclusive of the final amount of such Direct Claim), if reasonably practicable, of the Damages that have been sustained by the Indemnitee. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnitee shall use commercially reasonable efforts to allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall use commercially reasonable efforts to assist the Indemnitor’s investigation by providing reasonable access during normal business hours to the Indemnitee’s premises and personnel and documents or records as the Indemnitor or any of its professional advisors may reasonably request; provided, that the Indemnitor shall (i) use commercially reasonable efforts to prevent the disruption of the business of the Indemnitor and its Affiliates, and (ii) not request the Indemnitee to disclose any confidential or legally privileged information, or any personal information, other than in compliance with applicable law. If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected such Direct Claim, in which case the Indemnitee shall be free to pursue any remedies as may be available to the Indemnitee under this Agreement.

6.7 Tax Characterization.

All indemnification payments under this Section 6 shall be treated as adjustments to the applicable Purchaser’s relevant Purchase Price for all tax purposes, except as otherwise required by applicable law.

7. Miscellaneous.

7.1 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of the Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes; provided, further, that the Purchasers may transfer or assign their rights and obligations under this Agreement in whole or from time to time in part, to (1) one or more of their Affiliates at any time, and (2) after the Closing Date, to any Person; provided that such transfer or assignment shall not relieve the Purchasers of their obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Purchasers.

7.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. If notice is given to the Company, it shall be sent to TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258, Attention: William E. Siwek (bsiwek@tpicomposites.com) and Steven Fishbach (sfishbach@tpicomposites.com); and a copy (which shall not constitute notice) shall also be sent to Goodwin Procter LLP, 601 Marshall Street, Redwood City, California 94063, Attention: Bradley C. Weber (bweber@goodwinlaw.com) and Kim de Glossop (kdeglossop@goodwinlaw.com). If notice is given to Purchasers, it shall be sent to c/o Oaktree Capital Management, LP, 333 S. Grand Ave., 28th Floor, Los Angeles, California 90071, Attention: Jordan Mikes (jmikes@oaktreecapital.com), Andrew Moir (amoir@oaktreecapital.com), and Brook Hinchman (bhinchman@oaktreecapital.com); and a copy (which shall not constitute notice) shall also be sent to Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California 90067, Attention: Rita-Anne O’Neill (oneillr@sullcrom.com) and Patrick S. Brown (brownp@sullcrom.com).

7.6 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction whose fees the other party would be required to pay. The Purchasers agree to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.7 Further Assurances. Following the date of this Agreement, the parties to this Agreement shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required under applicable law with respect to the transactions contemplated by this Agreement and/or the other Transaction Agreements, including but not limited to any required notification and report forms under the applicable laws of any Governmental Authority required for the transactions contemplated by this Agreement and/or the other Transaction Agreements and any concurrent offering of the Company to the Purchasers or any of its Affiliates.

7.8 Transaction Expenses. At the Closing, the Company shall pay or reimburse all reasonable and documented out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and reasonable costs and expenses associated with business, accounting, asset, tax and legal due diligence, travel, appraisals, valuations, and audits) (the “Transaction Expenses”) incurred by or on behalf of the Purchasers, its Affiliates and Representatives (whether before, on, or after the date hereof) in connection with (i) business, accounting, asset, tax and legal due diligence, (ii) the preparation, negotiation, execution, and delivery of this Agreement and the Transaction Agreements, and (iii) the enforcement of any of the Purchasers’ rights and remedies under this Agreement, in each case irrespective of whether the Closing occurs (including, for the avoidance of doubt, any costs and expenses incurred in connection with the collection of the Transaction Expenses) promptly (and in any event within five (5) Business Days) following request therefor by the Purchasers.

7.9 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchasers and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

7.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

COMPANY: TPI Composites, Inc.

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

[Signature Page to Common Stock Purchase Agreement]

PURCHASERS:

Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P.

By: Oaktree Power Opportunities Fund V GP, L.P.

Its: General Partner

By: Oaktree Power Opportunities Fund V GP, Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

By:	/s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

By:	/s/ Robert Wu
Name: Robert Wu
Title: Authorized Signatory

[Signature Page to Common Stock Purchase Agreement]

Opps TPIC Holdings, LLC By: Oaktree Fund GP, LLC Its: Manager By: Oaktree Fund GP I, L.P. Its: Managing Member

By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

[Signature Page to Common Stock Purchase Agreement]

Oaktree Phoenix Investment Fund, L.P.

By: Oaktree Phoenix Investment Fund GP, L.P.

Its: General Partner

By: Oaktree Phoenix Investment Fund GP Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Vice President

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Managing Director

[Signature Page to Common Stock Purchase Agreement]

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	DISCLOSURE SCHEDULE

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Number of Shares of Common Stock	Accrued Dividend Amount
Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P.	1,462,463	$16,125,000.05
Opps TPIC Holdings, LLC	2,369,191	$26,122,501.06
Oaktree Phoenix Investment Fund, L.P.	68,249	$752,498.90
Total	3,899,903	$43,000,000

A-1

EXHIBIT B

DISCLOSURE SCHEDULE

B-1